Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (“Agreement”) is entered into as of September 4, 2008, by and among Recro Pharma, Inc., a Pennsylvania corporation, f/k/a Rēcro Pharma 1, Inc. (the “Company”), and the investors listed on Schedule A attached hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS:

WHEREAS, the Investors are purchasing shares of the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), pursuant to that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith;

WHEREAS, the closing of the purchase and sale of the Series A Preferred Stock pursuant to the Purchase Agreement is conditioned, among other things, on the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Covenants of the Company.

1.1 Information and Inspection Rights.

(a) “Major Investor” means any Investor who owns not less than 10% of the then outstanding Series A Preferred Stock (or shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”) issued upon conversion thereof) (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes).

(b) The Company shall furnish to the Board of Directors of the Company (the “Board”) and each Major Investor:

(i) within 20 days after the end of each month an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and cash flows of the Company for such month comparing such results to the annual plan and to the prior year comparable period;

(ii) within 20 days after the end of each month, a report including operating statistics and other relevant measurements and indicators as reasonably requested by the Board; and

(iii) not later than 30 days prior to the start of each new fiscal year, a budget and business plan for the next fiscal year in reasonable detail and broken down on a monthly basis, and promptly after preparation, any revisions to the forecasts contained therein.

(c) Within 120 days after the end of each fiscal year, the Company shall furnish to the Board and each Investor an audited balance sheet of the Company as at the end of such year and audited statements of income stockholders’ equity and changes in cash flow of the Company for such year, prepared in accordance with generally accepted accounting principles consistently applied and certified by independent public accountants agreeable to the Board.

1.2 Inspection Rights. The Company shall permit each Major Investor to visit and inspect the properties of the Company, to examine its corporate and financial records and make copies thereof and to discuss its affairs, finances and accounts with its executive officers, at such reasonable times and upon such reasonable notice as it may reasonably request. The rights set forth in this Section 1.2 shall be exercised solely in furtherance of the proper interests of such Major Investor as an investor in the Company and any Major Investor exercising its rights of inspection hereunder agrees to maintain the confidentiality of all financial and other confidential information of the Company disclosed to it. At the request of the Company, each Major Investor shall, as a condition of the exercise of its rights of inspection hereunder, execute a confidentiality agreement with the Company in form and substance satisfactory to the Company. Notwithstanding the foregoing, the Company shall not be obligated to disclose information to any person if it believes in good faith that such disclosure would be detrimental to the Company.

1.3 Purchase Right.

(a) Definitions.

(i) “Common Stock issued and outstanding on a fully diluted basis” means, as of any date, the total number of shares of Common Stock which are issued and outstanding, plus the total number of shares of Common Stock which would be issued upon conversion, exercise and/or exchange of all outstanding Common Equivalents.

(ii) “Equity Securities” means (A) shares of Common Stock and (B) any other security, option, warrant, indebtedness, instrument or other right directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock (the securities in this clause (B), “Common Equivalents”).

(iii) “Excluded Securities” means (A) Equity Securities issued upon the conversion of shares of Series A Preferred Stock or as a dividend or other distribution on Series A Preferred Stock; (B) Equity Securities issued pursuant to an acquisition approved by the Board of Directors of the Company, including the affirmative vote of at least one of the Series A Directors (as defined in the Certificate of Incorporation of the Company), of another corporation by merger, consolidation, purchase of substantially all of the assets or equity securities or other reorganization; (C) Equity Securities issued to directors or employees of or consultants to, the Company, in a manner determined by the Board of Directors of the Company or pursuant to a stock option plan adopted by the Board of Directors of the Company and approved by a majority of the outstanding shares of capital stock of the Company; (D) Equity Securities issued pursuant to a bona fide, firm commitment public offering approved by the Board of Directors of the Company, including the affirmative vote of at least one of the Series A Directors; (E) Equity Securities issued in connection with equipment lease financing arrangements or bank financing transactions, approved by the Board of Directors of the Company, including the affirmative vote of at least one of the Series A Directors; (E) Equity Securities issued in connection with transactions involving research or development funding, technology licensing or joint marketing or manufacturing arrangements approved by the Board of Directors of the Company, including the affirmative vote of at least one of the Series A Directors; (F) Equity Securities issued upon the conversion, exercise or exchange of Common Equivalents outstanding on the date of this Agreement; and (G) Equity Securities issued in a stock split or stock dividend by the Company.

(iv) “Pro Rata Share” means, with respect to each Investor, a fraction, the numerator of which is the sum of (x) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock owned by such Investor on the Notice Date (as defined below) and (y) the number of shares of Common Stock owned by such Investor on the Notice Date which were acquired upon conversion of Series A Preferred Stock, and the denominator of which is the total number of shares of Common Stock issued and outstanding on a fully diluted basis on the Notice Date.

(b) Subject to the terms and conditions of this Section 1.3, the Company hereby grants to each Investor a right of first offer to purchase up to its Pro Rata Share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than Excluded Securities.

(c) If the Company proposes to issue any Equity Securities, it shall offer to sell to each Investor its Pro Rata Share of such Equity Securities in accordance with the procedure set forth below; provided, however, that notwithstanding the foregoing, the Company shall not be required to offer or sell Equity Securities to any Investor if the offer or sale of Equity Securities to such Investor would cause the Company to be in violation of applicable securities laws:

(i) The Company shall give each Investor a written notice (the “Offer Notice”). The date on which the Company gives the Offer Notice is hereinafter referred to as the “Notice Date.” The Offer Notice shall describe (A) the number of Equity Securities the Company proposes to offer, (B) the price and a summary of the terms and conditions upon which the Company proposes to offer the Equity Securities, and (C) with respect to each Investor, such Investor’s Pro Rata Share of the Equity Securities.

(ii) For a period of 15 days following the Notice Date (the “Acceptance Period”), each Investor shall have the right to purchase (the “Purchase Right”), at the price and on the terms and conditions stated in the Offer Notice, up to such Investor’s Pro Rata Share of the Equity Securities. In order to exercise the Purchase Right, an Investor must give written notice (the “Acceptance Notice”) to the Company within the Acceptance Period. Failure by an Investor to give the Acceptance Notice within the Acceptance Period shall be deemed, without any further action by the Company or the Investor, the irrevocable waiver of such Investor’s Purchase Right with respect to the Equity Securities set forth in the Offer Notice and any other securities issuable directly or indirectly, upon conversion, exercise or exchange of such Equity Securities. The Acceptance Notice shall be signed by an authorized officer of the Investor and shall state that such Investor desires to exercise such Investor’s Purchase Right together with the number of Equity Securities that such Investor elects to purchase upon exercise of such Purchase Right. The closing of the sale and purchase of such Equity Securities shall take place at the principal offices of the Company on the date of closing of the purchase and sale of the Equity Securities set forth in the

Offer Notice to one or more third parties. At the closing, the Company shall deliver a certificate or other instrument representing the Equity Securities purchased by each Investor against payment of the purchase price therefor by wire transfer of immediately available funds to an account designated by the Company.

(iii) If any one or more Investors fail to exercise their Purchase Rights with respect to their entire Pro Rata Share of the offered Equity Securities (such Equity Securities as to which the Purchase Rights were not exercised being hereinafter referred to as the “Unpurchased Securities”), then each Investor who has exercised its Purchase Rights (each a “Purchasing Investor”) shall be entitled to purchase its Pro Rata Share of such Unpurchased Securities. Within five (5) days after expiration of the Acceptance Period, the Company shall give written notice to each Purchasing Investor of any Unpurchased Securities and his/her/its Pro Rata Share thereof, and the Purchasing Investor shall have fifteen (15) days after the date of such notice (the “Second Acceptance Period”) to notify the Company in writing of its election to exercise such Purchasing Investor’s oversubscription rights pursuant to this Section.

(d) The Company shall be entitled, during the period of 90 days following the expiration of the Acceptance Period or the Second Acceptance Period, if applicable (the “Unrestricted Period”) to offer and sell up to the full amount of the Equity Securities set forth in the Offer Notice, less the number of Equity Securities, if any, which the Investors have elected to purchase upon exercise of their Purchase Rights in accordance with Section 1.3(c) (the “Remainder Securities”). The sale of such Remainder Securities shall be at the price and upon terms and conditions materially no more favorable to the proposed purchaser(s) than those described in the Offer Notice. If the Company does not sell all of the Remainder Securities within the Unrestricted Period (the “Unsold Remainder Securities”), the Company shall not thereafter issue or sell the Unsold Remainder Securities or any other Equity Securities, without first complying with the terms of this Section 1.3.

(e) The Right of First Offer set forth in this Section 1.3 may not be transferred or assigned by any Investor without the prior written consent of the Company.

(f) Any Investor in any financing to whom Section 1.3 applies who has not purchased its full pro rata share in the Offer Notice shall be deemed to have forfeited any and all future rights to first offer for all future rounds of equity financings.

1.4 Proprietary Agreements. The Company shall require all employees and consultants, upon commencement of their employment by or service to the Company, to enter into confidentiality and assignment of inventions agreements in form and substance reasonably acceptable to the Board of Directors of the Company, including the affirmative vote of at least one of the Series A Directors.

1.5 Termination. The Company’s obligations, and the rights of each Investor, under this Section 1 shall terminate upon the earlier of (a) the closing of the sale of Common Stock pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a firm commitment underwritten public offering, or (b) a Change in Control Transaction (as defined below); provided, however, that the covenants set forth in Section 1.1 shall terminate and be of no force or effect when the Company first becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if such date is earlier than either of the events described in clauses (a) or (b). As used in this Agreement, “Change in Control Transaction” means any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization, or the sale, lease, or other disposition of all or substantially all of the assets of the Company.

2.	Registration Rights.

2.1 Definitions. As used in this Section 2 the following terms shall have the following respective meanings:

(a) “Exchange Act” shall have the meaning set forth in Section 1.6.

(b) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(d) “Original Purchase Price” means $2.00 per share, as adjusted for stock splits, recapitalizations, combinations, stock dividends and other similar events.

(e) “Qualified Initial Public Offering” means the closing of the Company’s first firm commitment underwritten public offering of its Common Stock at a price per share of not less than four times the Original Purchase Price pursuant to an effective S-1 registration statement under the Securities Act which generates aggregate proceeds to the Company (net of underwriting discounts and commissions) of at least ten million dollars.

(f) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

(g) “Registrable Securities” means the shares of Common Stock, issued or issuable upon conversion of Series A Preferred Stock and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Stock. Notwithstanding the foregoing, Registrable Securities shall not include (i) any securities sold by a person in a public offering either pursuant to a registration statement filed and declared effective or Rule 144 under the Securities Act, (ii) any securities sold in a transaction not involving a public offering, in which the transferor’s rights under this Section 2 are not assigned, or (iii) with respect to each Holder, any shares of Common Stock described in the first sentence of this subparagraph (g) if all such shares of Common Stock then owned by such Holder could be sold under Rule 144 under the Securities Act, including Rule 144(k), during any 90 day period.

(h) “Registrable Securities then outstanding” shall mean the number of shares of Common Stock determined by calculating the total number of shares of Common Stock that are Registrable Securities and which are either (A) then issued and outstanding or (B) issuable pursuant to the conversion of shares of Series A Preferred Stock.

(i) “Registration Expenses” shall mean all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

(j) “SEC” or “Commission” means the Securities and Exchange Commission.

(k) “Securities Act” shall have the meaning set forth in Section 1.6.

(l) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(m) “Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 under the Securities Act.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, at any time following the date that is 180 days after the Company’s Qualified Initial Public Offering, the Holders of a majority of the Registrable Securities (the “Initiating Holders”) may request in writing (the “Demand Request”) that the Company file a registration statement under the Securities Act covering the registration of at least 20% of the Registrable Securities then outstanding and having an aggregate price to the public of not less than $20,000,000. The Demand Notice shall set forth the number of Registrable Securities owned by the Initiating Holders to be included in the registration statement. In such event, the Company shall:

(i) within 30 days of the receipt of the Demand Request, give written notice of such request to all Holders (the “Demand Notice”);

(ii) subject to the limitations set forth in this Section 2.2, file, as soon as reasonably practicable, a registration statement under the Securities Act covering the Registrable Securities specified by the Initiating Holders in the Demand Request and such other Registrable Securities with respect to which the Company has received written requests for inclusion within such registration statement within 15 days after the Company has given the Demand Notice; and

(iii) use its commercially reasonable efforts to cause the registration statement to be declared effective.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their Demand Request by means of an underwritten offering, they shall so advise the

Company in the Demand Request, and the Company shall include such information in the Demand Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities by means of such underwritten offering shall enter into an underwriting agreement in customary form with an underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders; provided, however, that the Company shall first exclude all other securities of the Company and of stockholders other than the Holders from the underwriting and registration before it reduces the number of Registrable Securities requested by the Holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) after the Company has effected two registrations pursuant to this Section 2.2, and, subject to Section 2.5, such registrations have been declared or ordered effective;

(ii) during the period starting with the date that is 30 days prior to the filing of and ending on the date 180 days following the effective date of, a registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement relating to an employee benefit plan;

(iii) if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Company, it would be detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 120 days following receipt of the Demand Request;

(iv) if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company that it intends to engage in a registered public offering pursuant to Section 2.3 within 90 days following receipt of the Demand Request; provided that the Company is actively employing in good faith all reasonable efforts to file and cause such registration statement to become effective, or

(v) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

2.3 Company Registration.

(a) If, at any time following the Company’s Qualified Initial Public Offering, the Company files a registration statement under the Securities Act for purposes of a public offering of securities of the Company for its own account (excluding Special Registration Statements), it shall notify all Holders of Registrable Securities in writing (the “Company Notice”). Each Holder shall have the right (the “Piggyback Right”), subject to the limitations set forth in Section 2.3(b), to include in any such registration statement all or any portion of the Registrable Securities then held by such Holder. In order to exercise the Piggyback Right, a Holder shall give written notice to the Company (the “Piggyback Notice”) no later than 15 days following the date on which the Company gives the Company Notice. The Piggyback Notice shall set forth the number of Registrable Securities that such Holder desires to include in the registration statement.

(b) If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities in the Company Notice. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities by means of such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities requested to be included in such registration by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 30 days prior to the effective date of the registration statement.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration.

(a) Any Holder or Holders of not less than 10% of the Registrable Securities then outstanding (the “Form S-3 Initiating Holder(s)”) may request in writing that the Company effect a registration on Form S-3 (“Form S-3 Registration Statement”) with respect to all or a part of the Registrable Securities owned by such Holder or Holders (“Form S-3 Request”). The Form S-3 Request shall set forth the number of Registrable Securities owned by the Form S-3 Initiating Holders to be included in the Form S-3 Registration Statement. In such event, the Company will:

(i) promptly give written notice of the proposed registration (the “Form S-3 Notice”) to all other Holders of Registrable Securities; and

(ii) as soon as reasonably practicable, file, and use its commercially reasonable efforts to cause to be declared effective, a registration statement covering the Registrable Securities specified by the Form S-3 Initiating Holder(s) in the Form S-3 Request, together with the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after the Company has given the Form S-3 Notice.

(b) The Company shall not be obligated to effect any registration pursuant to Section 2.4(a):

(i) if Form S-3 is not available for such offering by the Holder or Holders;

(ii) if the Holder or Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $10,000,000;

(iii) if the Company shall furnish to the Form S-3 Initiating Holder(s) a certificate signed by the Chief Executive Officer of the Company that it intends to engage in a registered public offering pursuant to Section 2.3 within 90 days following receipt of the Form S-3 Request; provided that the Company is actively employing in good faith all reasonable efforts to file and cause such registration statement to become effective; or

(iv) if the Company shall furnish to the Form S-3 Initiating Holder(s) a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Company, it would be detrimental to the Company for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days following receipt of the Form S-3 Request; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration.

(c) If the Form S-3 Initiating Holder(s) intend to distribute the Registrable Securities covered by the Form S-3 Request by means of an underwritten offering, they shall so advise the Company in the Form S-3 Request, and the Company shall include such information in the Form S-3 Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities by means of such underwritten offering shall enter into an underwriting agreement in customary form with an underwriter or underwriters selected for such underwriting by the Form S-3 Initiating Holder(s) and acceptable to the Company. Notwithstanding any other provision of this Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders; provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company and stockholders other than the Holders are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(d) Notwithstanding the foregoing, the Company shall have the right, upon giving written notice to the Holders of the exercise of such right (“Black-Out Notice”) to suspend the effectiveness of a Form S-3 Registration Statement and to require each Holder not to sell any Registrable Securities pursuant to such Form S-3 Registration Statement for a reasonable period (as determined in good faith by the Company) from the date on which such Black-Out Notice is given (a “Black-Out Period”), if (i)(A) the Company is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to the Company, in each case which is material to the Company (any such negotiation, step, event or state of facts being herein called a “Material Activity”), (B) in the good faith judgment of the Company, disclosure of such Material Activity would be necessary under applicable securities laws, and (C) such disclosure would, in the good faith judgment of the Company, be adverse to the interests of the Company, or (ii) the Company, in its good faith judgment, deems it necessary to file a post-effective amendment to the Form S-3 Registration Statement or to prepare a supplement to, or otherwise amend, the form of prospectus contained therein. The Black-Out Notice shall not contain any material, nonpublic information.

2.5 Registration Expenses.

(a) Subject to Section 2.5(b), all Registration Expenses incurred in connection with any registration of Registrable Securities pursuant to Section 2.2, Section 2.3 or Section 2.4 shall be borne by the Company. All Selling Expenses incurred in connection with such registration of Registrable Securities shall be borne by the Holders pro rata based on the number of Registrable Securities registered on behalf of each such Holder.

(b) The Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders or the Form S-3 Initiating Holders, as the case may be, unless (i) the withdrawal is based upon material adverse information concerning the Company which was not available to the Initiating Holders or Form S-3 Initiating Holders at the time of such request or (ii) the Holders of a majority of Registrable Securities then outstanding agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of securities for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (i) above, then the Holders shall not forfeit their rights to a registration pursuant to Section 2.2 or Section 2.4, as applicable.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as soon as reasonably practicable:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that:

(i) such 120 day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the Company or an underwriter of Common Stock of the Company; and

(ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90 day period shall be extended, if necessary, to keep the Form S-3 Registration Statement effective until all such Registrable Securities are sold but not longer than an additional 90 days, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference in the registration statement of information required to be included in (I) and (II) above from periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act.

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) in the event of (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of a registration statement for amendments or supplements to the registration statement or related prospectus or for additional information, (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (iv) any event or circumstance which, upon the advice of the Company’s counsel, necessitates the making of any change in the registration statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that the registration statement and the prospectus will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus in light of the circumstances under which they were made) not misleading, the Company shall deliver a written notice to each Holder of Registrable Securities included in such registration statement (the “Suspension Notice”) to the effect of the foregoing; provided that such Suspension Notice shall not contain any material, nonpublic information; provided further, in any such event, the Company shall use its reasonable commercial efforts to (x) prevent the issuance of any stop order or to obtain the withdrawal of any stop order as soon as practicable if any stop order should be issued and (y) cause the use of any prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice pursuant to this Section 2.6(f).

Notwithstanding the foregoing, the Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of Section 2.2(b) or Section 2.4(c), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect three years after the date of the Company’s Qualified Initial Public Offering. In addition, a Holder’s registration rights shall expire, and the Registrable Securities then owned by or issuable to such Holder shall no longer be deemed “Registrable Securities,” if all Registrable Securities held by and issuable to such Holder could be sold under Rule 144 under the Securities Act, including Rule 144(k), during any 90-day period.

2.8 Obligations of Holders. Each selling Holder pursuant to a registration effected pursuant to this Agreement shall:

(a) provide all such information and material and take all actions as may be reasonably requested by the Company in order to enable the Company to comply with all applicable requirements of the SEC.

(b) not take any action that would prevent the distribution of Registrable Securities included in any such registration statement from being made in accordance with the plan of distribution set forth in such registration statement and with all applicable rules and regulations of the SEC.

(c) not deliver any form of prospectus in connection with the sale of any Registrable Securities as to which the Company has advised the selling Holders in writing that it is preparing an amendment or supplement.

(d) upon receipt of a Suspension Notice or a Black-Out Notice, refrain from selling any Registrable Securities pursuant to a registration statement until (i) such Holder’s receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or (B) such Holder has been advised in writing by the Company that the current prospectus may be used.

(e) notify the Company promptly in writing upon the sale by the Holder of any Registrable Securities covered by the registration statement.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and employees of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”) by the Company: (i) any untrue statement (or alleged untrue statement) of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement. The indemnification agreement contained in this Section 2.9(a) shall not apply to any Holder (i) to the extent that any such Violation arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in reliance upon and in conformity with written information furnished to the Company by such Holder or controlling person, and stated to be specifically for use therein, (ii) if such untrue statement (or alleged untrue statement) or omission (or alleged omission) was contained in a preliminary prospectus and corrected in a final or amended prospectus or supplement thereto, copies of which were delivered to such Holder on a timely basis, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registrable Securities to the persons asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act, or (iii) to the extent that the loss, claim, damage or liability as to which indemnification is sought is in connection with an offer or sale made by such Holder in breach of the terms of this Agreement (a “Breach”).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities which are being registered, indemnify and hold harmless the Company, each of its directors, its officers, employees and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers or employees or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any Breach by such Holder, or (ii) any Violation to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder expressly for use in connection with such registration; provided, however, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel of its choice. The failure to deliver prompt written notice to the indemnifying party of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, except to the extent that the indemnifying party is materially prejudiced thereby. The omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission

(e) In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any claim or action unless the terms of such settlement were approved in advance in writing by the indemnifying party (whose approval shall not unreasonably be withheld). No indemnifying party shall, without the prior written consent of the indemnified party (whose consent shall not unreasonably be withheld), effect any settlement or any other compromise of any pending or threatened action, unless such settlement or compromise includes an unconditional release of such indemnified party from all liability in respect of all claims that are the subject matter of such action.

2.10 Assignment of Registration Rights. Subject to the terms of any stock transfer restriction agreement to which the Holder is a party or by which it is bound, the rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 100,000 shares (or all of the transferring Holder’s shares) of Registrable Securities (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations or other similar capitalization change); provided, however, that as a condition of any such assignment, (i) the transferor shall, no later than 10 days prior to such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall, no later than the date of such transfer, furnish to the Company its agreement in writing to be subject to all obligations of a Holder set forth in this Agreement.

2.11 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell or enter into any hedging or similar transaction with the same economic effect as a sale or transfer or make any short sale, or grant any option for the purchase, of any Common Stock (or other securities) of the Company held by such Holder (other than those, if any, included in the registration) for a period specified by the Company or representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with this Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.11 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said 180 day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 2.11.

2.12 Agreement to Lock-Up. Each Founder and Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Qualified Initial Public Offering and

ending on the date specified by the Company and the managing underwriter, such period not to exceed 180 days or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 15-18 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares held immediately prior to the effectiveness of the registration statement for the Qualified Initial Public Offering or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall apply only to the Qualified Initial Public Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Founders and Investors if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Qualified Initial Public Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Founder and Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in the Qualified Initial Public Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of each Founder and Investor (and transferees and assignees thereof) until the end of such restricted period.

3.	Miscellaneous

3.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law or choice of law that would cause the laws of any other jurisdiction to apply.

3.2 Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and Investors holding at least holding at least a majority of the then issued and outstanding shares of Series A Preferred Stock (that is, 50% of the number of then outstanding shares of Series A Preferred Stock plus one share) (or shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock) owned by all Investors; provided however, that no amendment or waiver that would adversely impact one or more Investors to the exclusion of the other Investors may be made without the written consent of such adversely affected Investor(s). Any amendment or waiver effected in accordance with this Section 3.2 shall be binding upon each Investor who did not consent in writing thereto.

3.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.

3.4 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address or facsimile number set forth on the signature page hereof and to each Investor at the address or facsimile number set forth on Schedule A attached hereto or at such other address as the Company or each Investor may designate by 10 days’ advance written notice to the other parties hereto.

3.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series A Preferred Stock, any purchaser of such shares of Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

3.9 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto, or to their heirs, personal representatives, successors or assigns, by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto, or his heirs, personal representatives or successors or assigns, institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name:	Gerri Henwood
Title:	Pres + CEO

Address:

55 Valley Stream Pkwy
Suite 100
Malvern, PA 19355

Telephone:	610-644-1004, ext. 100
Facsimile:

INVESTOR RIGHTS AGREEMENT

COUNTERPART SIGNATURE PAGE

September 4, 2008

SCP VITALIFE PARTNERS II L.P.		SCP VITALIFE PARTNERS (Israel) II, L.P.
By: SCP Vitalife II Associates, L.P.,		By: SCP Vitalife II Associates, L.P.,
its General Partner		its General Partner
By: SCP Vitalife II GP, Ltd		By: SCP Vitalife II GP, Ltd
its general partner		its general partner

By:	Wayne B. Weisman	By:	/s/ Wayne B. Weisman
Name:		Name:
Title:	Director	Title:	Director

Address:		Address:
1200 Liberty Ridge Dr
Suite 300
Wayne, PA 19087

Telephone:	Telephone:
Facsimile:	Facsimile:

SCHEDULE A

SCHEDULE OF INVESTORS

NAME	ADDRESS/FACSIMILE
SCP VITALIFE PARTNERS II L.P.

SCP VITALIFE PARTNERS (Israel) II, L.P.

RECRO PHARMA, INC.

JOINDER TO INVESTOR RIGHTS AGREEMENT

WHEREAS, the Trust under Deed f/b/o John Justin Churchill, Thomas J. Sharbaugh Trustee (the “Undersigned”) has, contemporaneously with the execution of this Joinder, subscribed for and acquired from Recro Pharma, Inc., a Pennsylvania corporation (the “Corporation”), One Hundred Twenty Five Thousand (125,000) shares (the “Shares”) of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) of the Corporation; and

WHEREAS, it is a condition of the Corporation acknowledging and agreeing to the subscription by the Undersigned of the Shares and of the Undersigned’s acquisition of the Shares that the Undersigned shall be bound by the terms and provisions of that certain Investor Rights Agreement, made as of September 4, 2008 by and among the Corporation and all of the then investors in the Corporation (the “Investor Rights Agreement”) (capitalized terms used in this Joinder and not otherwise defined herein have the meanings set forth in the Investor Rights Agreement).

NOW, THEREFORE, in consideration of the premises, the acquisition of the Shares and intending to be legally bound hereby, the Undersigned hereby agrees that the Undersigned shall be considered an “Investor” under the Investor Rights Agreement and the Shares shall be considered “Series A Preferred Stock” under the Investor Rights Agreement with the same force and effect as if the Shares had been owned by the undersigned at the time that the Investor Rights Agreement was originally executed.

IN WITNESS WHEREOF, the Undersigned has executed this Joinder as of the      day of December 2008.

/s/ Thomas J. Sharbaugh
Trust under Deed f/b/o John Justin Churchill,
Thomas J. Sharbaugh Trustee (the “Undersigned”)

Witness:

/s/ Diane Gallagher

The undersigned representing the Corporation and the Investors, hereby consent to the acquisition of the “Shares”, by the person identified as the “Undersigned” above and to such person’s joinder with respect to the Shares and hereby amends the Investor Rights Agreement so as to include the Undersigned as an “Investor” under the Investor Rights Agreement and acknowledges the Shares as “Series A Preferred Stock” under the Investor Rights Agreement.

[Corporation and Investor Signatures on next page]

2

CORPORATION:

RECRO PHARMA, INC.

By:
Name:	Gerri Henwood
Title:	Chief Executive Officer

Address:

55 Valley Stream Parkway
Suite 100
Malvern, PA 19355

Telephone:	610-644-1004 ext. 100
Facsimile:

SCP VITALIFE PARTNERS II L.P.

By: SCP Vitalife II Associates, L.P.,
its General Partner

By: SCP Vitalife II GP, Ltd
its general partner

By:	/s/ Wayne B. Weisman
Name:
Title:	Director

Address:

Telephone:
Facsimile:

SCP VITALIFE PARTNERS (Israel) II, L.P.

By: SCP Vitalife II Associates, L.P.,
its General Partner

By: SCP Vitalife II GP, Ltd
its general partner

By:	/s/ Wayne B. Weisman
Name:
Title:	Director

Address:

Telephone:
Facsimile:

3